Exhibit 99

FOR IMMEDIATE RELEASE

                TVI Corporation First Quarter Sales Increase 52%

                         Operating Income Increases 41%

GLENN DALE, MD -- April 28, 2004 -- TVI Corporation (OTC BB: TVIN), today announced that sales increased 52% to $8.6 million for the quarter ended March 31, 2004, compared to $5.7 million for the same period last year. Operating income increased 41% to $2.6 million for the three months ended March 31, 2004, from $1.8 million for the same period last year. TVI Corporation is a leading supplier of rapid deployment shelters and chemical/biological decontamination systems for the military, public health, and first response agencies.

Net income for the first quarter of 2004 was $1.6 million or $0.056 per basic share and $0.053 per diluted share, compared to $1.1 million or $0.042 per basic share and $0.038 per diluted share for the same period last year.

Gross margins (gross profit as a percentage of net sales) were 53% for the first quarter of 2004, compared to 52% for the full year 2003. Gross margins declined from 56% in the first quarter of 2003 due to increased material and overhead costs. Part of the increase in overhead was a change in allocation of facilities, occupancy and insurance costs. In the first quarter of 2003 these costs were charged to General and Administrative expenses.

Operating margins were 30% for the first quarter 2004, compared to 30% for the full year of 2003. Compared to the first quarter of 2003, operating margins were lower by two percentage points. The operating margin decline was due primarily to increased expenditures on product development.

We do not expect gross margins or operating margins to change dramatically for the full year of 2004.

TVI Corporation continues to improve its cash position and operate with no bank debt. During the first quarter, the Company generated $1.3 million in cash flow from operations. Cash at March 31, 2004 was $8.9 million.

At the end of the first quarter, TVI's backlog was approximately $8.2 million that included orders received from the State of West Virginia, the Italian Civil Protection Department, Emergency Management Australia and the Department of Defense. TVI currently has a backlog of approximately $6.7 million. The Homeland Security budget for 2004 is expected to grow in the 25% to 35% range and we expect our sales growth in this period to match the industry's growth rate.

"During the first quarter, major customers placed significant follow-on orders for decontamination systems and hospital surge capacity shelters," stated Rick Priddy, CEO of TVI Corporation. "We expect this trend to continue as state and national agencies determine the best way to prepare for a catastrophic event. Accordingly, international sales have increased dramatically this year with orders from the United Kingdom, Australia, and Italy."

"As the nuclear, biological, and chemical terror threat increases, our growth strategy is to continue to sell decontamination systems to new and existing customers, cross sell our infection control products and hospital surge capacity shelters, while expanding our international marketing efforts," Priddy stated.


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                  Product Innovation and Leadership Since 1977
                                www.tvicorp.com

The Company will host a conference call at 5:00 PM (EDT) today, April 28, 2004, to discuss the Company's first quarter results. The call will be hosted by Richard Priddy, TVI Corporation's CEO and President. Investors can listen to the call by dialing (800) 810-0924 (Domestic) or (913) 981-4900 (International) or logging onto http://www.shareholder.com/tvi/medialist.cfm. The conference call may include forward-looking statements as described below. A web replay will be available for one year on the web site noted above. No other replay will be available.


About TVI Corporation:

TVI Corporation, located in Glenn Dale, Maryland, is a leading supplier of rapid deployment shelters and chemical/biological decontamination systems for the military, public health, and first response agencies. TVI is a primary source to the military for thermal targets and thermal decoys. TVI's stock trades on the OTC Bulletin Board under the symbol "TVIN."

The TVI designation is a service mark of TVI Corporation. Any other company and product names mentioned above are trade names and/or trademarks of their respective owners.

Information contained in this press release constitutes forward-looking statements within the meaning of the securities laws and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as "should", "believes", expects", "might result", and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; our ability to respond to changes in the counter-terrorism, military, public safety, and first responder communities; adverse changes in governmental regulations; expected costs or charges, certain of which may be outside the control of the Company; the time and costs involved in the marketing and promotion for our products; the possible cancellation of existing orders for our products; general economic and business conditions; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company's Annual Report to Stockholders, 10-KSB, 10-QSB, and other SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements.

For more information concerning TVI, please visit us at: www.tvicorp.com.
                                                         ---------------

Contact:     TVI Corporation, Glenn Dale

             Richard Priddy, CEO                         301-352-8800

             Mike Frank, Investor Relations     201-659-0101
             mike@mikefrankassociates.com
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                  Product Innovation and Leadership Since 1977
                                www.tvicorp.com

                                 TVI CORPORATION
                              STATEMENTS OF INCOME
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           2004          2003
                                                        ------------------------
                                                       (UNAUDITED)

NET SALES                                                    8,593         5,654

COST OF SALES                                                4,076         2,474
                                                        ------------------------

GROSS PROFIT                                                 4,517         3,180

SELLING, GENERAL AND ADMINISTRATIVE  EXPENSES                1,930         1,342
                                                        ------------------------
OPERATING INCOME                                             2,587         1,838
                                                        ------------------------

OTHER INCOME (EXPENSE)                                          15             5
                                                        ------------------------

INCOME BEFORE INCOME TAXES                                   2,602         1,843

INCOME TAXES                                                 1,002           713
                                                        ------------------------

NET INCOME                                                   1,600         1,130
                                                        ========================


BASIC EARININGS PER COMMON SHARE                             0.056         0.042

BASIC WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING                                          28,408        27,063

DILITED EARNINGS PER COMMON SHARE                            0.053         0.038

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON
SHARES AND EQUIVALENTS OUTSTANDING                          30,402        29,552

                                 TVI CORPORATION
                                  BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                       MARCH 31,     MARCH 31,
                                                         2004          2003
                                                      -----------   -----------
                                                      (UNAUDITED)
ASSETS

CURRENT ASSETS
Cash and cash equivalents                                   8,894         1,276
Accounts receivable                                         5,858         5,163
Inventories                                                 2,724         1,615
Deferred tax assets                                           385           645
Prepaid expenses & other current assets                       452            84
                                                      -----------   -----------
       Total Current Assets                                18,313         8,783
                                                      -----------   -----------

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net                            769           431
                                                      -----------   -----------

OTHER ASSETS
Patents, net                                                  100            97
Other Assets                                                   33            24
                                                      -----------   -----------
      Net Other Assets                                        133           121
                                                      -----------   -----------

TOTAL ASSETS                                               19,215         9,335
                                                      ===========   ===========


LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                            1,894         1,297
Accrued liabilities                                         3,445           572
                                                      -----------   -----------
     Total Current Liabilities                              5,339         1,869
                                                      -----------   -----------

TOTAL LIABILITIES                                           5,339         1,869
                                                      -----------   -----------

STOCKHOLDERS' EQUITY
Stock                                                         287           309
Additional paid in capital                                 13,002        12,407
Accumulated deficit                                           587        (5,250)
                                                      -----------   -----------
TOTAL STOCKHOLDERS' EQUITY                                 13,876         7,466
                                                      -----------   -----------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                   19,215         9,335
                                                      ===========   ===========